Exhibit 8.2

[Letterhead of Morrison & Foerster LLP]

_______________, 2004

Atrix Laboratories, Inc.
2579 Midpoint Drive
Fort Collins, Colorado 80525

Ladies and Gentlemen:

     We have acted as tax counsel to Atrix Laboratories, Inc. (“Company”), a Delaware corporation, in connection with the proposed merger (the “Merger”) of Aspen Acquisition Corp. (“First Merger Sub”), a Delaware corporation and a direct wholly-owned subsidiary of QLT Inc. (“Parent”), a company organized under the laws of the Province of British Columbia, with and into Company with Company surviving, pursuant to the Agreement and Plan of Merger, dated as of June 14, 2004 (the “Merger Agreement”), by and among Parent, First Merger Sub and Company. Immediately following the effectiveness of the Merger, Company will merge with and into Aspen Acquisition II Corp. (“Second Merger Sub”), a Delaware corporation and a direct wholly-owned subsidiary of Parent, with Second Merger Sub as the surviving entity (the “Second Step Merger” and, together with the Merger, the “Transaction”). This opinion is being furnished in connection with the proxy statement/prospectus (the “Proxy Statement/Prospectus”) with respect to the Transaction which is included in the Registration Statement on Form S-4 of Parent (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it (or defined by cross-reference) in the Merger Agreement.

     In rendering our opinion set forth below, we have examined and relied upon the accuracy and completeness (which we have neither investigated nor verified) of the facts, information, covenants, representations and warranties contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, including the exhibits thereto, the Proxy Statement/Prospectus and such other documents and corporate records as we have deemed necessary or appropriate as a basis for our opinion.

     In rendering our opinion set forth below, we have assumed that (i) the Transaction will be consummated in accordance with the terms of the Merger Agreement and as described in the Proxy Statement/Prospectus and that none of the terms or conditions contained therein will have been waived or modified in any respect prior to the Effective Time; (ii) each of the Merger and

Atrix Laboratories, Inc.
_______________, 2004

the Second Step Merger will qualify as a statutory merger under relevant Delaware statutory law; (iii) the Proxy Statement/Prospectus and the Merger Agreement reflect all the material facts relating to the Transaction, Parent, Company, First Merger Sub and Second Merger Sub; and (iv) any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct and will continue to be true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants, representations and warranties made by Parent and Company (including, without limitation, those set forth in the Merger Agreement and the Proxy Statement/Prospectus). Any material change or inaccuracy in the facts referred to, set forth or assumed herein, in the Merger Agreement or the Proxy Statement/Prospectus (giving effect to all events occurring subsequent to the Effective Time) may affect the conclusions stated herein.

     We have also assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

     In addition, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service (the “IRS”) and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that the Code, the Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. Additionally, our opinion is not binding on the IRS or a court and, accordingly, the IRS may assert a position contrary to our opinion and a court may agree with the IRS’s position. A material change in any of the authorities upon which our opinion is based could affect our conclusions stated herein.

     No opinion is expressed as to any transaction other than the Transaction as described in the Merger Agreement, or to any transaction whatsoever, including the Transaction, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the representations, warranties, statements and assumptions upon which we have relied are not true and accurate at all relevant times.

     Based upon and subject to the foregoing, and subject to the qualifications and limitations stated in the Registration Statement, the statements under the caption “The Merger — Material U.S. Federal Income Tax Consequences,” insofar as they purport to summarize certain provisions of the statutes or regulations referred to therein, are accurate summaries in all material respects.

Atrix Laboratories, Inc.
_______________, 2004

     Except as expressly set forth above, we express no other opinion regarding the tax consequences of the Transaction. This opinion is rendered only to you, and is for your use in connection with the filing of the Registration Statement upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm or corporation, for any purpose, without our prior written consent in each instance, provided, however, that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of U.S. federal securities law. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name under the caption “Legal Matters” in the Proxy Statement/ Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

     The opinion expressed herein is as of the date hereof, and we disclaim any undertaking to advise you of changes of facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,